LIMITED PARTNERSHIP AGREEMENT

OF

VIRGIN MOBILE USA, L.P.

This LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Virgin Mobile USA, L.P. (the “Partnership”) is made as of the [    ]th day of [            ], 2007, by and among VMU GP I, LLC, a limited liability company organized under the laws of the State of Delaware, as general partner, Bluebottle USA Holdings L.P., a limited partnership formed under the laws of the State of Delaware, as a Limited Partner (as defined herein) of the Partnership, Virgin Mobile USA, Inc., a Delaware corporation, as a Limited Partner of the Partnership and the other Limited Partners of the Partnership admitted in accordance with this Agreement.

W I T N E S S E T H:

WHEREAS, Virgin Mobile USA, LLC was formed as a Delaware limited liability company on October 4, 2001 (“VMU LLC”);

WHEREAS, on or prior to the date hereof, all necessary action was taken to authorize VMU LLC’s conversion to the Partnership under the Third Amended and Restated Limited Liability Company Agreement of the LLC, dated as of August 25, 2003 (as amended, the “LLC Agreement”), and the Delaware Limited Liability Company Act (the “LLC Act”);

WHEREAS, on the date hereof, in connection with the IPO (as such term is defined herein), VMU LLC was converted to a limited partnership (the “Conversion”) pursuant to Section 17-217 of the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.), as amended from time to time (the “Act”), and Section 18-216 of the LLC Act by causing the filing in the office of the Secretary of State of the State of Delaware of a Certificate of Conversion to Limited Partnership of VMU LLC to the Partnership (the “Conversion Certificate”) and a Certificate of Limited Partnership of the Partnership (the “Certificate”);

WHEREAS, the parties hereto desire to enter into this Agreement in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Act” has the meaning set forth in the preamble of this Agreement.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Additional Funds” has the meaning set forth in Section 5.02(b).

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Assignee” has the meaning set forth in Section 8.04.

“Assumed Tax Rate” means a rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for a corporate resident of New York, New York.

“Available Cash” means, with respect to any fiscal period, the amount of cash on hand which the General Partner, in its reasonable discretion, deems available for distribution to the Partners, taking into account all debts, liabilities and obligations of the Partnership then due and amounts which the General Partner, in its reasonable discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Partnership’s operations.

“Beneficial Ownership” means such term as set forth in Rule 13d-3 under the Exchange Act.

“Capital Account” means the separate capital account maintained for each Partner in accordance with Section 5.03 hereof.

“Capital Contribution” means, with respect to any Partner, the aggregate amount of money contributed to the Partnership and the Carrying Value of any property (other than money), net of any liabilities assumed by the Partnership upon contribution or to which such property is subject, contributed to the Partnership pursuant to Article V.

“Carrying Value” means, with respect to any asset of the Partnership, such asset’s adjusted basis for U.S. federal income tax purposes, except that the Carrying Values of all assets of the Partnership shall be adjusted to equal their respective fair market values as determined by the General Partner, in accordance with the rules set forth in Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (i) the date of the acquisition of any additional Units by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the date of the distribution of more than a de minimis amount of assets of the Partnership to a Partner in redemption of Units; and (iii) any other date required by Regulations; provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners and provided further, that such adjustment shall be made upon the acquisition by the Ultimate Parent of Units in the IPO. The Carrying Value of any asset of the Partnership distributed to any Partner shall be adjusted immediately prior to such distribution to equal its fair market value. The Carrying Value of any asset contributed (or deemed contributed under Regulations Section 1.704-1(b)(1)(iv)) by a Partner to the Partnership will be the fair market value of such asset at the date of its contribution thereto as determined in good faith by the General Partner. Upon an adjustment to the Carrying Value of any asset pursuant to this definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing book income or loss in accordance with Regulation Section 1.704-1(b)(2)(e) for purposes of maintaining Capital Accounts hereunder. Upon adjustment to the Carrying Value of any asset pursuant to this definition, such Carrying Value shall thereafter be adjusted by the depreciation, amortization or cost recovery subsequently taken into account with respect to such asset for purposes of computing Profits and Losses.

“Certificate” has the meaning set forth in the preamble of this Agreement.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Ultimate Parent, to be filed on or prior to the closing date of the IPO, with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law, as such certificate may be amended from time to time.

“Class A Common Stock” means Class A common stock, par value $0.01 per share, of the Ultimate Parent.

“Class C Common Stock” means Class C common stock, par value $0.01 per share, of the Ultimate Parent.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Unit” means a Unit issued pursuant to Section 2.01, 7.03, 7.05 or clause (x) of Section 7.06(a), with the rights, powers and duties set forth herein.

“Common Unit Exchange Rate” has the meaning set forth in Section 7.08(a) of this Agreement.

“Contingencies” has the meaning set forth in Section 9.03(b).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Conversion” has the meaning set forth in the preamble of this Agreement.

“Conversion Certificate” has the meaning set forth in the preamble of this Agreement.

“Disabling Event” means the General Partner ceasing to be the general partner of the Partnership pursuant to Section 17-402 of the Act.

“Dissolution Event” has the meaning set forth in Section 9.02 of this Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” has the meaning set forth in Section 7.08(a) of this Agreement.

“Exchange Transaction” has the meaning set forth in Section 8.01(b) of this Agreement.

“Fiscal Year” means the calendar year.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“General Partner” means VMU GP I, LLC or any successor general partner admitted to the Partnership in accordance with the terms of this Agreement, in its capacity as general partner of the Partnership.

“Incapacity” means, with respect to any Person, the bankruptcy, dissolution, termination, or with respect to any Person who is an individual, entry of an order of incompetence, or the insanity, permanent disability or death of such Person.

“Incentive Plan” means any equity incentive or similar plan pursuant to which the Ultimate Parent may issue shares of Class A Common Stock or other interest to existing and former directors, officers and employees of the Ultimate Parent or its direct or indirect subsidiaries from time to time.

“IPO” means the initial public offering and sale of Class A Common Stock by the Ultimate Parent, as contemplated by the Ultimate Parent’s Registration Statement on Form S-1 (File No. 333-124524).

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership or any Partner, as the case may be.

“LLC Act” has the meaning set forth in the recitals of this Agreement.

“LLC Agreement” has the meaning set forth in the recitals of this Agreement.

“Limited Partner” means each of the Persons from time to time listed as a limited partner in the books and records of the Partnership, each in its capacity as a limited partner of the Partnership. For purposes of the Act, the Limited Partners shall constitute a single class, group or series of limited partners of the Partnership.

“Liquidation Agent” has the meaning set forth in Section 9.03 of this Agreement.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the Partnership for a fiscal year equals the net increase, if any, in the amount of Partnership Minimum Gain of the Partnership during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Partners” means, at any time, each person listed as a Partner (including the General Partner) on the books and records of the Partnership, in each case for so long as he, she or it remains a Partner as provided hereunder.

“Partnership” has the meaning set forth in the preamble of this Agreement.

“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the number of Common Units then owned by such Partner by the number of Common Units then owned by all Partners.

“Permitted Transferee” has the meaning set forth in Section 8.02 of this Agreement.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance Code Section 703(a) and for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss, with the following adjustments: (a) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be added; (b) any items of expenditure of the Partnership described in Code Section 705(a)(2)(B) or items of expenditure treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations

Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted, (c) in the event the Carrying Value of any property is adjusted pursuant to clauses (i), (ii), or (iii) of that definition, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property for purposes of computing Profits or Losses; (d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Carrying Value; (e) to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses and (f) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses).

Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Sections 5.05 and 5.06 shall not be taken into account in computing Profits or Losses.

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such Regulations may be amended (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” shall have the meaning specified in Section 5.07.

“Securities” has the meaning set forth in Section 7.06(a).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Issuer” has the meaning set forth in Section 7.06(a).

“Tax Distributions” has the meaning set forth in Section 4.01(b).

“Tax Matters Partner” has the meaning set forth in Section 5.12.

“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution or other disposition thereof, whether voluntarily or by operation of Law, including, without limitation, the exchange of any Unit for any other security.

“Transfer Agent” has the meaning set forth in Section 7.08(a) of this Agreement.

“Transferee” means any Person that is a transferee of a Partner’s interest in the Partnership, or part thereof.

“Ultimate Parent” means Virgin Mobile USA, Inc., a Delaware corporation.

“Units” means units authorized in accordance with this Agreement, which shall constitute partnership interests in the Partnership as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Partnership at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.

“Unit Exchange Rate” has the meaning set forth in Section 7.08(a) of this Agreement.

“Virgin Tax Receivable Agreement” has the meaning set forth in Section 7.06(b) of this Agreement.

“VMU LLC” has the meaning set forth in the preamble of this Agreement.

“Withheld Taxes” shall have the meaning specified in Section 5.10(a).

“Withholding Loan” shall have the meaning specified in Section 5.10(a).

ARTICLE II

FORMATION, TERM, PURPOSE AND POWERS

SECTION 2.01. Conversion and Formation. (a) Effective as of the time of the Conversion, (i) the LLC Agreement and all other existing organizational documents of VMU LLC are replaced and superseded in their entirety by this Agreement and the Certificate in respect of all periods beginning on or after the Conversion, (ii) VMU GP I, LLC is hereby admitted as a general partner of the Partnership, and Virgin Mobile USA, Inc., Bluebottle USA Holdings L.P. and Sprint Ventures, Inc. are hereby admitted as limited partners of the Partnership, (iii) all of the limited liability company interests in VMU LLC issued and outstanding immediately prior to the Conversion are converted to Common Units in the Partnership and each of the Partners has the Common Units set forth opposite its name on Schedule I hereto, and has a capital account with the Partnership equivalent to the capital account that it had with VMU LLC, (iv) the Partners continue the business of VMU LLC without dissolution in the form of a Delaware limited partnership governed by this Agreement, and (v) in accordance with Section 17-217(g) of the Act, for all purposes of the laws of the State of Delaware, the Partnership shall be deemed to be the same entity as VMU LLC and for all applicable tax purposes the Partnership is a continuation of VMU LLC.

(b) The Partnership was formed as a limited partnership under the provisions of the Act by the filing on the date hereof of the Conversion Certificate and the Certificate with the Secretary of State of the State of Delaware. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware, (b) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership.

SECTION 2.02. Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, Virgin Mobile USA, L.P. or such other name as the General Partner shall reasonably determine.

SECTION 2.03. Term. The term of the Partnership commenced on the date of the filing of the Certificate, and the term shall continue until the Partnership is dissolved pursuant to this Agreement, subject to the provisions set forth in Article IX and applicable Law. The existence of the Partnership as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Act.

SECTION 2.04. Offices. The Partnership may have offices at such places within or without the State of Delaware as the General Partner from time to time may select.

SECTION 2.05. Agent for Service of Process. The Partnership’s registered agent for service of process in the State of Delaware shall be as set forth in the Certificate, as the same may be amended by the General Partner from time to time.

SECTION 2.06. Business Purpose. The Partnership was formed for the object and purpose of, and the nature of the business to be conducted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act. Except as otherwise expressly permitted under this Agreement, each of the Ultimate Parent and the General Partner shall conduct all of its operational activities and hold all of its assets (other than (x) equity interests in direct and indirect parent entities of the General Partner and the Partnership and (y) the proceeds of any distributions from the Partnership permitted under this Agreement and any accrued interest thereon) through the Partnership and its subsidiaries. The General Partner shall not hold any assets other than its interest in the Partnership, and for U.S. federal tax purposes shall take any steps necessary to qualify as and remain an entity that is disregarded as separate from its owner under Section 301.7701-3 of the Regulations. Notwithstanding the foregoing, the Ultimate Parent and its subsidiaries shall be permitted to engage in non-operational activities (it being understood that any such activities not specifically contemplated by this Agreement are permitted pursuant to this Section 2.06 only if the holders of Units other than the Ultimate Parent and its subsidiaries would not be prejudiced economically by such activities as compared to holders of the Securities for which such Units may be exchanged pursuant to Section 7.08 of this Agreement) including, but not limited to (a) the ownership, acquisition and disposition of Units, (b) the management of the business and the affairs of the Partnership and its subsidiaries, (c) the operation of the Ultimate Parent or any of its direct or indirect subsidiaries as a reporting company with a class (or classes) of securities registered under the Exchange Act, (d) financing (debt or equity) of the business of the Partnership or any of its direct or indirect subsidiaries, (e) activities relating to maintaining corporate, limited liability company, limited partnership or other entity existence of the Ultimate Parent or any of its direct or indirect subsidiaries, or (f) any activities as are incidental thereto.

SECTION 2.07. Powers of the Partnership. Subject to the limitations set forth in this Agreement, the Partnership will possess and may exercise all of the powers and privileges granted to it by the Act, by any other Law and this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Partnership set forth in Section 2.06.

SECTION 2.08. Partners; Admission of New Partners. Each of the Persons listed on Schedule I attached hereto, as the same may be amended from time to time in accordance with this Agreement, by virtue of the Conversion and the execution of this Agreement, are Partners of the Partnership. The rights and liabilities of the Partners shall be as provided in the Act, except as is otherwise expressly provided herein. A Person may be admitted from time to time as a new Partner in accordance with Section 8.05; provided, however, that each new Partner shall execute an appropriate supplement to this Agreement pursuant to which the new Partner agrees to be bound by the terms and conditions of the Agreement, as it may be amended from time to time.

SECTION 2.09. Withdrawal. No Partner shall have the right to withdraw as a Partner of the Partnership other than following the Transfer of all Units owned by such Partner in accordance with Article VIII; provided, however, that a new General Partner or substitute General Partner may be admitted to the Partnership in accordance with Section 8.05.

ARTICLE III

MANAGEMENT

SECTION 3.01. General Partner. (a) The business, property and affairs of the Partnership shall be managed under the sole, absolute and exclusive direction of the General Partner, which may from time to time delegate authority to officers or to others to act on behalf of the Partnership.

(b) Without limiting the foregoing provisions of this Section 3.01, the General Partner shall have the general power to manage or cause the management of the Partnership, which may be delegated to officers of the Partnership, including, without limitation, the following powers:

(i) to develop and prepare a business plan each year which will set forth the operating goals and plans for the Partnership;

(ii) to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the Partnership;

(iii) to employ, retain, consult with and dismiss personnel;

(iv) to establish and enforce limits of authority and internal controls with respect to all personnel and functions;

(v) to engage attorneys, consultants and accountants for the Partnership;

(vi) to develop or cause to be developed accounting procedures for the maintenance of the Partnership’s books of account; and

(vii) to do all such other acts as shall be authorized in this Agreement or by the Partners in writing from time to time.

(c) If the General Partner is an entity, it shall be organized under the laws of the United States or any political subdivision thereof. If the General Partner is an individual, it shall be a citizen of the United States.

SECTION 3.02. Compensation. The General Partner shall not be entitled to any compensation for services rendered to the Partnership in its capacity as General Partner.

SECTION 3.03. Expenses. The Partnership shall bear and/or reimburse the General Partner for any expenses incurred by the General Partner (in its capacity as the General Partner).

SECTION 3.04. Officers. Subject to the direction of the General Partner, the day-to-day administration of the business of the Partnership may be carried out by employees and agents of the General Partner, Ultimate Parent or any of their respective Subsidiaries who may be designated as officers of the Partnership by the General Partner, Ultimate Parent or any of their respective subsidiaries, with titles including but not limited to “chief executive officer,” “president,” “vice president,” “treasurer,” “assistant treasurer,” “secretary,” “assistant secretary,” “general manager,” “senior managing director,” “managing director,” “general counsel,” “director” and “chief financial officer,” as and to the extent authorized by the General Partner. The officers of the Partnership shall have such titles and powers and perform such duties as shall be determined from time to time by the General Partner and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same person. All officers shall be subject to the supervision and direction of the General Partner and may be removed from such office by the General Partner and the authority, duties or responsibilities of any officer of the Partnership may be suspended by the General Partner from time to time, in each case in the sole discretion of the General Partner.

SECTION 3.05. Authority of Partners. No Limited Partner, in its capacity as such, shall participate in or have any control over the business of the Partnership. Except as expressly provided herein, the Units do not confer any rights upon the Limited Partners to participate in the conduct, control or management of the business of the Partnership described in this Agreement, which conduct, control and management shall be vested exclusively in the General Partner. In all matters relating to or arising out of the conduct of the operation of the Partnership, the decision of the General Partner shall be the decision of the Partnership. Except as required or permitted by Law, or expressly provided in a separate agreement with the Partnership, no Limited Partner who is not also a General Partner (and acting in such capacity) shall take any part in the management or control of the operation or business of the Partnership in its capacity as a Limited Partner, nor shall any Limited Partner who is not also a General Partner (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Partnership in his or its capacity as a Limited Partner in any respect or assume any obligation or responsibility of the Partnership or of any other Partner.

SECTION 3.06. Action by Written Consent. Any action required or permitted to be taken by the Partners pursuant to this Agreement shall be taken if all Partners whose consent is required consent thereto in writing.

ARTICLE IV

DISTRIBUTIONS AND LOANS

SECTION 4.01. Distributions and Loans. (a) The General Partner, in its discretion, may authorize distributions by the Partnership to the Partners holding Common Units, which distributions shall be made pro rata in accordance with such Partners’ respective Percentage Interests at the record date for such distribution. Notwithstanding the foregoing sentence, the General Partner, in its discretion, may authorize cash distributions by the Partnership to the Ultimate Parent (which distributions shall be made without pro rata distributions to other Partners) be made in amounts required for Ultimate Parent to pay (A) consideration, if any, for redemption, repurchase, acquisition, cancellation or termination of Class A Common Stock or Class C Common Stock in accordance with Section 7.04 hereof; and (B) (i) overhead, legal, accounting and other professional fees and expenses, including any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, the Ultimate Parent or any of its direct or indirect subsidiaries, (ii) fees and expenses related to any securities offering, investment or acquisition (whether or not successful) authorized by the Board of Directors of the Ultimate Parent and (iii) other fees and expenses in connection with the maintenance of existence of the Ultimate Parent and any of its direct and indirect subsidiaries other than the Partnership and its subsidiaries (including, but not limited to, any costs or expenses associated with being a public company listed on a national securities exchange); provided, however, that the amount of any such distributions shall be reduced, to the extent practicable, by the amount of unused cash remaining from the prior distributions by the Partnership to the Ultimate Parent, including any interest earned thereon. Partners holding Units other than Common Units shall be entitled to such distributions as provided in the instruments governing the issuance of such Units, which terms shall be determined by the General Partner in accordance with Section 7.06. Subject to the last two sentences of this Section 4.01(a), the General Partner, in its discretion, may cause the Partnership or any of its subsidiaries to make loans to the Ultimate Parent or any of its direct or indirect subsidiaries for any bona fide business purposes; provided, however, that if any loan to the Ultimate Parent or any of its direct or indirect subsidiaries other than the Partnership and its subsidiaries is cancelled or is not repaid within 90 days from the date of such loan, such loan shall be deemed to constitute a distribution to the Ultimate Parent and its direct and indirect subsidiaries pursuant to the first sentence of this Section 4.01(a) and the Partnership shall be required to make pro rata distributions to all other Partners holding Common Units in accordance with such Partners’ respective Percentage Interests on the date of such loan. If the proceeds of any loan described in the preceding sentence are used to make payments or distributions other than as described in the second sentence of this Section 4.01(a) and such loan is outstanding as of the date that a Partner (other than the Ultimate Parent or its direct or indirect subsidiaries) exchanges any Units pursuant to Section 7.08, such loan shall be deemed to constitute a distribution to the Ultimate Parent and its direct and indirect subsidiaries pursuant to the first sentence of this Section 4.01(a) and the Partnership shall be required to make pro rata distributions to all other Limited Partners in accordance with such Partners’ respective Percentage Interests as of the date of such loan. Notwithstanding the foregoing, the General Partner shall not be permitted to cause the Partnership or any of its subsidiaries to make any loan to the Ultimate Parent or any of its direct or indirect subsidiaries if, at any time from the time that such loan is made through and including the time that any corresponding pro rata distribution to other Partners pursuant to the immediately preceding two sentences is or may become required to be made, the making of any such corresponding pro rata distribution is or would be prohibited. From and after the date of any loan permitted by, and made in accordance with, the immediately preceding three sentences, if any loan to the Ultimate Parent or any of its direct or indirect subsidiaries remains outstanding, the Ultimate Parent and the General Partner agree not to enter into any contractual or other arrangement or otherwise take any action, or cause the Partnership or any of its subsidiaries to do any of the foregoing, that would cause the Partnership not to be permitted or able to make any pro rata distribution to any Partner in accordance with this Section 4.01(a).

(b) Tax Distributions. To the extent of available cash (as determined by the General Partner), at the election of the General Partner in its sole discretion the Partnership may make cash distributions (“Tax Distributions”) to each Partner holding Common Units at such times during the calendar year as shall enable such Partners to use such Tax Distributions to satisfy their estimated and final income tax liabilities for each taxable year. To the extent any such Tax Distribution is made, such Partners the income of which is included in the consolidated group of which the Ultimate Parent is a member may receive, in the aggregate, Tax Distributions in an amount up to the product of (i) the amount of taxable income allocated to such Partners in respect of their Common Units in such taxable year times (ii) the Assumed Tax Rate, and each other Partner holding Common Units shall receive a Tax Distribution which shall be proportionate to the distribution made to such Partners, based upon relative Percentage Interests at the record date of the distribution.

SECTION 4.02. Liquidation Distributions. Distributions made upon liquidation of the Partnership shall be made as provided in Section 9.03.

SECTION 4.03. Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the General Partner shall not cause the Partnership to make a Partnership distribution to any Partner if such distribution would violate the Act or other applicable Law.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;

TAX ALLOCATIONS; TAX MATTERS

SECTION 5.01. Initial Capital Contributions. The Partners have made or are deemed to have made, on or prior to the date hereof, Capital Contributions and have acquired the number of Units as specified opposite their respective names on Schedule I.

SECTION 5.02. No Additional Capital Contributions; Additional Funds. (a) Except as otherwise provided in this Article V or Article VII, no Limited Partner shall be required to make additional Capital Contributions to the Partnership without the consent of such Limited Partner or permitted to make additional capital contributions to the Partnership without the consent of the General Partner.

(b) The General Partner may, at any time and from time to time, determine that the Partnership requires additional funds (“Additional Funds”) for such purposes relating to the Partnership’s business as the General Partner may determine in its sole and absolute discretion. Additional Funds may be obtained by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this Agreement without the approval of any Limited Partners.

(c) The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership, or arranging for any of the direct or indirect subsidiaries of the Ultimate Parent other than the Partnership, to incur indebtedness to any Person, in each case upon such terms as the General Partner determines are appropriate, including making such indebtedness convertible, redeemable or exchangeable for Units; provided, however, that the Partnership shall not incur any such indebtedness if (i) a breach, violation or default of such indebtedness would be deemed to occur by virtue of the Transfer of any partnership interest, (ii) such indebtedness is recourse to any Partner (unless the Partner otherwise agrees) or (iii) with respect to any Partnership borrowing in place as of the date hereof or any subsequent refinancing or replacement thereof (but not in excess of such amounts as are in place as of the date hereof), any Partner or related person would be permitted to guarantee a Partnership borrowing or otherwise bear the “economic risk of loss” that would result in an allocation of such borrowing to such Partner under the principles of Section 752 of the Code. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur indebtedness to the Ultimate Parent or any of its subsidiaries if such indebtedness is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights, but not including financial covenants) as indebtedness incurred by the Ultimate Parent or any of its subsidiaries, the net proceeds of which are loaned to the Partnership to provide such Additional Funds; provided, however, that the Partnership shall not use the proceeds of any such indebtedness to pay, directly or indirectly, any principal amount or otherwise repay or refinance any indebtedness of the Partnership outstanding on the date hereof. Except as provided in the penultimate sentence in Section 4.01(a), none of the Ultimate Parent or any of its direct or indirect subsidiaries other than the Partnership and its subsidiaries shall incur any indebtedness unless the net proceeds of such indebtedness are loaned to the Partnership or its subsidiaries on substantially the same terms and conditions (other than financial covenants) as the underlying indebtedness.

SECTION 5.03. Capital Accounts. There has been established for each Partner on the books of the Partnership, a capital account (each being a “Capital Account”). The Capital Account of each Partner shall be credited with Capital Contributions made (or deemed to have been made) by such Partner, all Profits allocated to such Partner pursuant to Section 5.04 and any items of income or gain which are specially allocated pursuant to Section 5.05 and 5.06; and shall be debited with all Losses allocated to such Partner pursuant to Section 5.04, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 5.05 and 5.06, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Partnership in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

SECTION 5.04. Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits, Losses and, to the extent necessary, individual items of income, gain, loss or deduction shall be allocated in a manner such that the Capital Account of each Partner, immediately after making such allocation is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Section 4.01(a) and Article IX if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Values, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability), including the Partnership’s share of any liabilities of an entity treated as a partnership for U.S. federal income tax purposes of which the Partnership is a partner and the net assets of the Partnership were distributed in accordance with Section 4.01(a) and Article IX to the Partners immediately after making such allocation, minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

SECTION 5.05. Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. If there is a net decrease in “partnership minimum gain” (as that term is defined in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations) during any Fiscal Year, each Partner shall, to the extent required by Section 1.704-2(f) of the Regulations, be specially allocated items of Partnership income and gain for such Fiscal Year (and, to the extent required by Section 1.704-2(j)(2)(iii) of the Regulations, subsequent Fiscal Years) in an amount equal to that Partner’s share of the net decrease in partnership minimum gain. Allocations pursuant to the previous sentence shall be made in accordance with Section 1.704-2(f)(6) of the Regulations. This Section 5.05(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. If there is a net decrease in “partner nonrecourse debt minimum gain” (as that term is defined in Sections 1.704-2(i)(2) and (3) of the

Regulations) during any Fiscal Year, each Partner who has a share of that partner nonrecourse debt minimum gain as of the beginning of the Fiscal Year shall, to the extent required by Section 1.704-2(i)(4) of the Regulations, be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) equal to that Partner’s share of the net decrease in partner nonrecourse debt minimum gain. Allocations pursuant to the previous sentence shall be made in accordance with Section 1.704-2(i)(4) of the Regulations. This Section 5.05(b) is intended to comply with the requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c) Nonrecourse Deductions. “Nonrecourse deductions” (as that term is defined in Sections 1.704-2(b)(1) and (c) of the Regulations) for any Fiscal Year or other period shall be specially allocated to the Partners in proportion to their Percentage Interests.

(d) Partner Nonrecourse Deductions. “Partner nonrecourse deductions” (as that term is defined in Section 1.704-2(i) of the Regulations) for any Fiscal Year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the “partner nonrecourse debt” (as that term is defined in Section 1.704-2(b)(4) of the Regulations) to which such partner nonrecourse deductions are attributable, in accordance with Regulations Section 1.704-2(i)(1).

(e) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

(f) Matching Allocations. If the Ultimate Parent or any of its direct or indirect subsidiaries receives a distribution pursuant to clause (B) of the second sentence of Section Error! Reference source not found. during any Fiscal Year, the Ultimate Parent or such subsidiary shall be specially allocated items of gross income for such Fiscal Year (and subsequent Fiscal Years, if necessary) in an amount equal to such distribution.

SECTION 5.06. Curative Allocations. The allocations set forth in Section 5.05 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this Section 5.06. Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section 5.04. In exercising its discretion under this Section 5.06, the General Partner shall take into account future Regulatory Allocations under Sections 5.05(a) and 5.05(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 5.05(c) and 5.05(d).

SECTION 5.07. Other Allocation Rules.

(a) The Partnership shall “close its books” on the date that Sprint Ventures Inc. and the former members of VMU LLC conveyed units in VMU LLC to Virgin Mobile USA, Inc., and shall allocate Profits, Losses, or other items allocable to the portion of 2007 ending on such date to the Persons that were members of VMU LLC during such portion of 2007 in accordance with the LLC Agreement. Thereafter, for purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

(b) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be, for the Fiscal Year.

(c) For purposes of determining the Partners’ shares of “nonrecourse liabilities” (as that term is defined in Section 1.752-1(a)(2) of the Regulations), any “excess nonrecourse liabilities” (as that term is defined in Section 1.752-3(a)(3) of the Regulations) shall first be allocated in accordance with the excess “built-in gain” that is allocable to the Partners under Code Section 704(c) (or under principles similar to Code Section 704(c) in connection with a revaluation of Partnership property), as described in Section 1.752-3(a)(3) of the Regulations. Any remaining excess nonrecourse liabilities shall be allocated among the Partners in accordance with their Percentage Interests.

SECTION 5.08. Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Carrying Value.

In the event the Carrying Value of any Partnership asset is adjusted pursuant to clauses (i), (ii), or (iii) of the definition of Carrying Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Carrying Value in the same manner as under Code Section 704(c) and the Regulations thereunder using the “traditional method”.

Any elections or other decisions relating to such allocations shall be made by the General Partner. Allocations pursuant to this Section 5.08 are solely for purposes of U.S. federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

SECTION 5.09. Tax Withholding.

(a) The Partnership shall withhold and/or pay over to the Internal Revenue Service or other applicable taxing authority all taxes or withholdings, and all interest, penalties, additions to tax, and similar liabilities in connection therewith or attributable thereto (hereinafter “Withheld Taxes”) to the extent that the Tax Matters Partner in good faith determines that such withholding and/or payment is required by the Code or any other law, rule, or regulation. The Tax Matters Partner in good faith shall determine to which Partner such Withheld Taxes are attributable. For example, Withheld Taxes measured with respect to a Partner’s distributive share of the Partnership’s income, gain, or other Partnership item would be attributable to such Partner. All Withheld Taxes withheld and/or paid over that are attributable to a Partner shall, at the option of the Tax Matters Partner, (i) be promptly paid to the Partnership by the Partner on whose behalf such advances of Withheld Taxes were made or (ii) be considered a loan (a “Withholding Loan”) by the Partnership to such Partner. Whenever the Tax Matters Partner selects the option set forth in clause (ii) of the immediately preceding sentence, the borrowing Partner shall repay such Withholding Loan within ten (10) days after the Tax Matters Partner delivers a written demand therefor, together with interest from the date such loan was made until the date of the repayment thereof at a rate per annum equal to two percent (2%) plus the prime interest rate of Chase Manhattan Bank (or its successor) in effect during such period (or, if less, the maximum interest rate allowed under applicable law). In addition to any other rights of the Partnership to enforce its right to receive payment of the Withholding Loan, plus any accrued interest thereon, the Partnership may deduct from any distribution to be made to a borrowing Partner or any amount available for distribution to a borrowing Partner an amount not greater than the outstanding balance of any Withholding Loan, plus any accrued interest thereon, as a payment in total or partial satisfaction thereof. In the event that the Partnership deducts the amount of the Withholding Loan plus any accrued interest thereon from any actual distribution or amount otherwise available to be distributed, the amount that was so deducted shall be treated as an actual distribution to the borrowing Partner for all purposes of this Agreement. With respect to any amounts not offset pursuant to the immediately preceding sentence, the maturity of such Withholding Loan shall be the dissolution of the Partnership.

(b) If any amount payable to the Partnership is reduced because the Person paying that amount withholds and/or pays over to the Internal Revenue Service or other applicable taxing authority any amount as a result of the status of a Partner, the Tax Matters Partner shall make such adjustments to amounts distributed and allocated among Partners as it determines to be fair and equitable. For example, if a portion of interest income earned by the Partnership is withheld by the payor and paid over to the Internal Revenue Service because a particular Partner is a non-U.S. Person, the Tax Matters Partner shall include such withheld and paid over amount in computing amounts available for distribution to the Partners pursuant to Section 4.01(a) and treat such withheld and paid over amount as if that amount were distributed to the Partner in satisfaction of whose tax liability such amount was withheld and paid over.

SECTION 5.10. Successors in Interest. If a Partner Transfers all or part of its Units, references in this Article V to amounts previously contributed by such Partner or to amounts previously allocated or distributed to such Partner shall refer to the transferee to the extent they pertain to the transferred interest.

SECTION 5.11. Tax Matters. The General Partner shall be the initial “tax matters partner” within the meaning of Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Tax Matters Partner shall take reasonable action to cause each other Partner to be treated as a

“notice partner” within the meaning of Section 6231(a)(8) of the Code. All reasonable expenses incurred by a Partner while acting in its capacity as Tax Matters Partner shall be paid or reimbursed by the Partnership.

Each Partner shall be given at least five (5) business days advance notice from the Tax Matters Partner of the time and place of, and shall have the right to participate in (i) any material aspect of any administrative proceeding relating to the determination of partnership items at the Partnership level and (ii) any material discussions with the Internal Revenue Service relating to allocations pursuant to Article V of this Agreement.

The Tax Matters Partner shall not initiate any action or proceeding in any court, extend any statute of limitations, or take any other action contemplated by Sections 6222 through 6234 of the Code that would legally bind any other Partner or the Partnership without approval of the Partners, which approval may not be unreasonably withheld; provided, however, that, for this purpose, it shall not be unreasonable for a Partner to withhold such approval if the action proposed to be taken could affect adversely such Partner. The Tax Matters Partner shall cause the Partnership’s tax attorneys and accountants to confer with such other Partner and its attorneys and accountants on any matters relating to Partnership tax return or any tax election.

(b) The Tax Matters Partner shall timely cause to be prepared all U.S. federal, state, local and foreign tax returns and reports (including amended returns) of the Partnership for each year or period that such returns or reports are required to be filed and, subject to the remainder of this subsection, shall cause such tax returns to be timely filed. No later than 30 days prior to filing of all income and franchise tax returns of the Partnership, the Tax Matters Partner shall have provided copies of all such tax returns to the other Partners for review. With respect to any income or franchise tax return of the Partnership, the other Partners shall be entitled to provide reasonable comments on such tax returns to the Tax Matters Partner no later than 15 days after receiving copies of such tax returns, and the Tax Matters Partner shall incorporate such comments, where reasonable, prior to filing such returns. The other Partners agree to assist the Tax Matters Partner in preparing all income and franchise tax returns of the Partnership so as to ensure that all such returns are filed on a timely basis and no filing penalties are incurred to the extent reasonably possible.

(c) Within 90 days after the end of each Fiscal Year, or as soon as reasonably practical thereafter, the Tax Matters Partner shall prepare and send, or cause to be prepared and sent, to each Person who was a Partner at any time during such Fiscal Year copies of such information as may be required for U.S. federal, state, local and foreign income tax reporting purposes, including copies of Form 1065 and Schedule K-1 or any successor form or schedule, for such Person. At any time after such information has been provided, upon at least five (5) business days’ notice from a Partner, the Tax Matters Partner shall also provide each Partner with a reasonable opportunity during ordinary business hours to review and make copies of all workpapers related to such information or to any return prepared under paragraph (b) above. As soon as practicable following the end of each quarter (and in any event not later than thirty (30) days after the end of such quarter), the Tax Matters Partner shall also cause to be provided to each Partner an estimate of each Partner’s share of all items of income, gain, loss, deduction and credit of the Partnership for the quarter just completed and for the Fiscal Year to date for federal income tax purposes.

SECTION 5.12. Tax Classification. The Tax Matters Partner shall take such action as may be required under the Code and applicable Regulations to cause the Partnership to be taxable as a partnership for U.S. federal income tax purposes. To the extent the previous sentence does not govern the state and local classification of the Partnership, the Tax Matters Partner shall take such action as may be required under any state or local law applicable to the Partnership to cause the Partnership to be taxable as, and in a manner consistent with, a partnership for state or local income tax purposes. No Partner shall take any action inconsistent with such treatment for U.S. federal, state and local tax purposes.

SECTION 5.13. Tax Elections. The Tax Matters Partner shall elect, pursuant to Section 754 of the Code, to adjust the basis of the Partnership’s property, with respect to its federal income tax return for the taxable year in which the IPO occurs. Except as otherwise provided herein, all other elections required or permitted to be made by the Partnership under the Code (or applicable foreign, state or local law) shall be made as may be determined by the General Partner to be in the best interest of the Partners as a group. Notwithstanding the foregoing, if the Partnership will not otherwise qualify as a partnership under Section 6231(a)(l) of the Code which is subject to the TEFRA partnership audit rules, the Tax Matters Partner shall cause the Partnership to make an election under Section 6231(a)(1)(B)(ii) of the Code to subject the Partnership to the TEFRA partnership audit rules.

SECTION 5.14. Continuation of VMU LLC. Solely for all applicable tax purposes, and for purposes of the maintenance of Capital Accounts and the allocation of Profits and Losses, including without limitation any special allocations, under this Article V, the Partnership is a continuation of VMU LLC and the Partnership Agreement is a continuation of the LLC Agreement.

ARTICLE VI

BOOKS AND RECORDS; REPORTS

SECTION 6.01. Books and Records. At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership in accordance with GAAP. The Partnership shall keep at its principal office the following:

(a) a current list of the full name and the last known street address of each Partner;

(b) a copy of the Conversion Certificate, the Certificate and this Agreement and all amendments thereto;

(c) copies of the Partnership’s federal, state and local income tax returns and reports, if any, for the three most recent years; and

(d) copies of any financial statements, if any, of the Partnership for the six most recent Fiscal Years.

ARTICLE VII

PARTNERSHIP UNITS

SECTION 7.01. Units. Partnership interests in the Partnership shall be represented by one or more classes of Units.

SECTION 7.02. Register. The register of the Partnership shall be the definitive record of ownership of each Unit and all relevant information with respect to each Partner. Unless the General Partner shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Partnership.

SECTION 7.03. Splits, Distributions and Reclassifications. The Partnership shall not in any manner subdivide (by any Unit split, Unit distribution, reclassification, recapitalization or otherwise) or combine (by reverse Unit split, reclassification, recapitalization or otherwise) any class or series of the outstanding Units unless an identical event is occurring with respect to the corresponding class or series of Securities (including, but not limited to, Class A Common Stock and Class C Common Stock), in which event, the General Partner shall cause such class or series of Units to be subdivided or combined concurrently with and in the same manner as the corresponding class or series of Securities.

SECTION 7.04. Cancellation of Securities and Units. At any time a share of Class A Common Stock or Class C Common Stock is redeemed, repurchased, acquired, cancelled or terminated by or on behalf of the Ultimate Parent (other than in connection with a conversion of shares of Class C Common Stock into Class A Common Stock), one (1) Common Unit registered in the name of the Ultimate Parent or, at the election of the General Partner in its sole discretion, any of its direct or indirect subsidiaries (including the General Partner), will be redeemed, repurchased, acquired, cancelled or terminated by the Partnership for the same consideration, if any, as the consideration paid by or on behalf of the Ultimate Parent so that the number of Common Units held by the Ultimate Parent and any of its direct or indirect subsidiaries (including the General Partner) at all times equals the sum of (A) the number of shares of Class A Common Stock outstanding and (B) the number of shares of Class C Common Stock outstanding. At any time any other Securities are redeemed, repurchased, acquired, cancelled or terminated by or on behalf of the applicable Securities Issuer, the General Partner shall cause the same number of corresponding Units in the name of the applicable Securities Issuer to be redeemed, repurchased, acquired, cancelled or terminated by the Partnership for the same consideration, if any, as the consideration paid by or on behalf of the applicable Securities Issuer so that the number of Units of such class held by such Securities Issuer at all times equals the number of such Securities outstanding. The General Partner shall revise the register to reflect any such redemption, repurchase, acquisition, cancellation or termination.

SECTION 7.05. Incentive Plans. At any time the Ultimate Parent issues a share of Class A Common Stock pursuant to an Incentive Plan (whether pursuant to the exercise of a stock option or the grant of a restricted share award or otherwise), the following shall occur: (a) the Ultimate Parent shall be deemed to contribute to the capital of the Partnership an amount of cash equal to the current per share market price of a share of Class A Common Stock on the date such share is issued (or, if earlier, the date the related option is exercised) and the Capital Account of the

Ultimate Parent shall be adjusted accordingly; (b) the Partnership shall be deemed to purchase from the Ultimate Parent a share of Class A Common Stock for an amount of cash equal to the amount of cash deemed contributed by the Ultimate Parent to the Partnership in clause (a) above and such share is deemed delivered to its owner under the Incentive Plan, the parties acknowledging that such deemed purchase shall not cause the Partnership to own such shares for any purpose, including, without limitation, for the purpose of determining stockholders entitled to receive dividends or vote; (c) the net proceeds (including the amount of any payments made on a loan with respect to a stock purchase award) received by the Ultimate Parent with respect to such share, if any, shall be concurrently transferred and paid to the Partnership (and such net proceeds so transferred shall not constitute an additional Capital Contribution); and (d) the Partnership shall issue to the Ultimate Parent one (1) Unit registered in the name of the Ultimate Parent. The Partnership shall retain any net proceeds that are paid to the Partnership.

SECTION 7.06. Issuances of Securities.

(a) Except as provided in Section 7.06(b) below, at any time the Ultimate Parent or any of its direct or indirect subsidiaries other than the Partnership and its subsidiaries (such entity, the “Securities Issuer”) issues any shares of capital stock or other equity interests, or any rights, options, warrants or convertible or exchangeable securities having the right to convert into, exchange for, subscribe for or purchase any shares of capital stock or other equity interests (collectively, “Securities”), other than in connection with a conversion of shares of Class C Common Stock into Class A Common Stock pursuant to, and in accordance with, Article IV of the Certificate of Incorporation, the Partnership shall issue to such Securities Issuer (x) in the case of an issuance of shares of Class A Common Stock or Class C Common Stock, an equal number of Common Units, registered in the name of such Securities Issuer, or (y) in the case of an issuance of any other Securities, an equal number of Units with designations, preferences and other rights, terms and conditions (other than financial covenants applicable to such Securities Issuer, its subsidiaries or direct or indirect parent entities) that are substantially the same as the designations, preferences and other rights, terms and conditions of such other Securities, registered in the name of such Securities Issuer. The net proceeds, if any, whether in cash or other property, received by the Securities Issuer with respect to the issuance of Securities shall be transferred to the Partnership.

(b) If the Securities Issuer does not receive any net proceeds from the issuance of such Securities (including an issuance by the Ultimate Parent of Securities to Corvina Holdings Limited (or its successors, assignees or affiliates) pursuant to that certain Tax Receivable Agreement between Corvina Holdings Limited and the Ultimate Parent (the “Virgin Tax Receivable Agreement”), but excluding any transactions described in Section 7.03, Section 7.05 or 7.08), (i) the Partnership shall issue an equal number of Units with designations, preferences and other rights, terms and conditions (other than financial covenants applicable to such Securities Issuer, its subsidiaries or direct or indirect parent entities) that are substantially the same as the designations, preferences and other rights, terms and conditions of such Securities, registered in the name of such Securities Issuer and (ii) the Partnership shall make a corresponding pro rata issuance to all other Partners (other than the Ultimate Parent and its direct or indirect subsidiaries) in accordance with their Percentage Interests (as determined immediately prior to the transactions described in this Section 7.06(b)) of Units with designations, preferences and other rights, terms and conditions (other than financial covenants applicable to such Securities Issuer, its subsidiaries or direct or indirect parent entities) that are substantially the same as the designations, preferences and other rights, terms and conditions of such Securities; provided that no pro rata issuance contemplated by this clause (ii) shall be required in respect of any transactions approved by the board of directors of the Ultimate Parent where such Securities are issued in satisfaction of bona fide obligations of the Partnership to third parties (it being understood that this proviso shall not apply to any issuance by the Ultimate Parent of Securities to Corvina Holdings Limited (or its successors, assignees or affiliates) pursuant to the Virgin Tax Receivable Agreement).

(c) The intent of this Section 7.06 and Sections 7.03, 7.04 and 7.05 is to ensure that the number of Units held by the Ultimate Parent and any of its direct or indirect subsidiaries (including the General Partner) at all times equals the sum of (A) the number of shares of Class A Common Stock outstanding, (B) the number of shares of Class C Common Stock outstanding and (C) the number of other Securities outstanding, and such provisions shall be interpreted consistently with such intent.

SECTION 7.07. Registered Partners. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act.

SECTION 7.08. Exchange of Units.

(a) Subject to adjustment as provided in this Section 7.08, each holder of a Unit (other than the Ultimate Parent and its subsidiaries) shall be entitled to exchange, at any time and from time to time, any or all of such holder’s Units, (i) in the case of Common Units, on a one-for-one basis, for the same number of shares of Class A Common Stock (the number of shares of Class A Common Stock for which a Common Unit is entitled to be exchanged is referred to herein as the “Common Unit Exchange Rate”), (ii) in the case of Units, other than Common Units, issued pursuant to Section 7.03 or Section 7.06(b), on a one-for-one basis, into the same number of Securities with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of Securities that originally triggered the issuance of such Units to such holder pursuant to Section 7.03 or Section 7.06(b) (the number of Securities for which a Unit is entitled to be exchanged pursuant to this clause (ii), the “Unit Exchange Rate” and, together with Common Unit Exchange Rate, the “Exchange Rate”). Any exchange right pursuant to this Section 7.08(a) shall be exercised by a written notice to the Ultimate Parent from the holder of such Units stating that such holder desires to exchange a stated number of Units pursuant to this Section 7.08(a), accompanied by instruments of transfer to the Ultimate Parent, in form satisfactory to the Ultimate Parent and to the Ultimate Parent’s transfer agent (the “Transfer Agent”), duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to Section 7.08(e), in respect of the Units to be exchanged, in each case delivered during normal business hours at the principal executive offices of the Ultimate Parent or at the office of the Transfer Agent. Notwithstanding the foregoing, no holder of a Unit shall be entitled to exchange such Unit if such exchange would be prohibited under applicable federal or state securities laws or regulations.

(b) As promptly as practicable following the surrender for exchange of Units in the manner provided in this Section 7.08 and the payment in cash of any amount required by the provisions of Section 7.08(e), the Ultimate Parent shall deliver or cause to be delivered, as the case may be (i) the cash, if any, to be paid to such holder pursuant to Section 7.08(a) in accordance with delivery instructions provided by such holder or (ii) at the principal executive offices of the Ultimate Parent or at the office of the Transfer Agent the number of shares of Class A Common Stock or other Securities issuable upon such exchange, issued in such name or names as such holder may direct. Upon the date any such Units are surrendered for exchange, all rights of the holder of such Units as a Partner of the Partnership with respect to such Units shall cease, and the person or persons in whose name or names the shares of Class A Common Stock or other Securities are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock or other Securities.

(c) The Exchange Rate shall be adjusted accordingly if there is: (1) any subdivision (by any unit split, unit distribution, reclassification, recapitalization or otherwise) or combination (by reverse unit split, reclassification, recapitalization or otherwise) of any class or series of Units that is not accompanied by an identical subdivision or combination of the corresponding class or series of Securities; or (2) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of any class or series of Securities that is not accompanied by an identical subdivision or combination of the corresponding class or series of Units. In the event of a reclassification or other similar transaction as a result of which one class or series of Securities is converted into another class or series of Security, then a holder of the corresponding class or series of Units shall be entitled to receive upon exchange the amount of such security that such holder would have received if such exchange of Units had occurred immediately prior to the effective date of such reclassification or other similar transaction. Except as may be required in the immediately preceding sentence, no adjustments in respect of dividends shall be made upon the exchange of any Unit; provided, however, that if a Unit shall be exchanged subsequent to the record date for the payment of a dividend or other distribution on Units but prior to the date of such payment, then the registered holder of such Unit at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such Unit on such payment date notwithstanding the exchange thereof or the default in payment of the dividend or distribution due on such payment date.

(d) Each Securities Issuer shall at all times reserve and keep available out of its authorized but unissued Securities, solely for the purpose of issuance upon exchange of Units, such number of Securities that shall be issuable upon the exchange of all such outstanding Units; provided, that nothing contained herein shall be construed to preclude the Securities Issuer from satisfying its obligations in respect of the exchange of the Units by delivery of purchased Securities which are held in the treasury of the Securities Issuer. Each Securities Issuer covenants that if any Securities require registration with or approval of any governmental authority under any federal or state law before such Securities may be issued upon exchange, the Securities Issuer shall use its reasonable best efforts to cause such shares to be duly registered or approved, as the case may be. The Ultimate Parent shall use its reasonable best efforts to list the shares of Class A Common Stock required to be delivered upon exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Class A Common Stock may be listed or traded at the time of such delivery. Each Securities Issuer covenants that all Securities that shall be issued upon exchange of Units will, upon issue, be validly issued, fully paid and non-assessable.

(e) The issuance of Securities upon exchange of Units shall be made without charge to the holders of such Units for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares to be issued in a name other than that of the holder of the Units exchanged, then the person or persons requesting the issuance thereof shall pay to the Ultimate Parent the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Ultimate Parent that such tax has been paid or is not payable.

(f) Notwithstanding anything to the contrary elsewhere in this Agreement, the General Partner shall have the right to require any holder of Units (other than the Ultimate Parent and its subsidiaries) who, together with its Affiliates (other than the Ultimate Parent and its subsidiaries), has a Percentage Interest of one percent (1%) or less to exchange all (but not less than all) of such holder’s Units into shares of Class A Common Stock (in the case of Common Units) or, if applicable, into Securities that originally triggered the issuance of such Units (in the case of Units other than Common Units) in accordance with this Section 7.08. Such right can be exercised by the General Partner at any time by a written notice to such holder from the General Partner.

ARTICLE VIII

TRANSFER RESTRICTIONS

SECTION 8.01. Limited Partner Transfers. (a) Except as provided in Section 7.08 and in clause (b) of this Section 8.01 or in Section 8.02, no Limited Partner or Assignee thereof may Transfer all or any portion of its Units (or beneficial interest therein) without the prior written consent of the General Partner, which consent shall not be unreasonably withheld but may be made subject to such conditions (including, without limitation, the receipt of such legal opinions and other documents that the General Partner may require) as are reasonably determined by the General Partner to be necessary or appropriate. Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be null and void.

(b) Notwithstanding clause (a) above, each Limited Partner (and each Permitted Transferee of such Limited Partner) may exchange all or a portion of Units owned by such Limited Partner or such Permitted Transferee in accordance with Section 7.08 of this Agreement and Article V of the Certificate of Incorporation or, if the General Partner and the exchanging Limited Partner or Permitted Transferee shall mutually agree, Transfer such Units to the Ultimate Parent or any of its direct or indirect subsidiaries (including the General Partner and the Partnership) for other consideration (in each case, an “Exchange Transaction”) at any time following the consummation of the IPO.

SECTION 8.02. Permitted Transferees. Notwithstanding clause (a) of Section 8.01 and subject to Section 8.07, upon 30 days prior written notice to the General Partner and subject to the policies and procedures that the General Partner may promulgate from time to time in its sole discretion, each Limited Partner may Transfer all or a portion of the Units owned by such Limited Partner to any of its Affiliates (any such entity, in relation to such Limited Partner, being referred to herein as such Limited Partner’s “Permitted Transferee”). Any Units Transferred by a Limited Partner to a Permitted Transferee of such Limited Partner pursuant to the preceding sentence shall remain subject to the same restrictions on Transfer to which such Units would be subject if such Units had not been so Transferred. Before any Permitted Transferee ceases to be a Permitted Transferee of the relevant Limited Partner, it shall transfer full legal and beneficial ownership of such Units to the relevant Limited Partner or, subject to this Article 8, another Permitted Transferee of the relevant Limited Partner. Furthermore, before any transfer of Units by any Limited Partner (or any Permitted Transferee of any Limited Partner), the proposed transferee of such Units must enter into a written acknowledgement and agreement with the General Partner and the Partnership that such transferee will receive such Units subject to, and such transferee will be bound by, the provisions of this Agreement, including but not limited to, the transfer restrictions set forth in this Article 8.

SECTION 8.03. Further Restrictions. Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit be made by any Limited Partner or Assignee if:

(a) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;

(b) such Transfer would require the registration of such transferred Unit or of any class or series of Unit pursuant to any applicable United States federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other foreign securities laws or would constitute a non-exempt distribution pursuant to applicable state securities laws;

(c) such Transfer would cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations;

(d) such Transfer would cause any portion of the assets of the Partnership to become “plan assets” of any benefit plan investor within the meaning of regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations, or to be regulated under the Employee Retirement Income Security Act of 1974, as amended from time to time; or

(e) to the extent requested by the General Partner, the Partnership does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form reasonably satisfactory to the General Partner.

Notwithstanding any other provision of this Agreement, no Partner or its Affiliates shall Transfer any or all of its Units, or take any other action, if such Transfer or action could (by itself or in conjunction with other actions) result in the Partnership being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Regulations promulgated thereunder; and provided further that, to the fullest extent permitted by law, any such Transfer or action shall be null and void, ab initio.

SECTION 8.04. Rights of Assignees. Subject to Section 8.03, the transferee of any permitted Transfer pursuant to this Article VIII (other than a Transfer in a Permitted Exchange) will be an assignee only (“Assignee”), and only will receive, to the extent transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Limited Partner which transferred its Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Limited Partner, such other rights, and all obligations relating to, or in connection with, such Interest remaining with the transferring Limited Partner. The transferring Limited Partner will remain a Limited Partner even if it has transferred all of its Units to one or more Assignees until such time as the Assignee(s) is admitted to the Partnership as a Partner pursuant to Section 8.06.

SECTION 8.05. Admissions, Withdrawals and Removals. No Person may be admitted to the Partnership as an additional General Partner or substitute General Partner without the prior written consent or ratification of the General Partner. No Limited Partner will be removed or entitled to withdraw from being a Partner of the Partnership except in accordance with Section 7.08, 8.06 or Section 8.07. A Person may be admitted as a Limited Partner upon its execution of a supplement to this Agreement as described in Section 2.08. A General Partner will not be entitled to Transfer all of its Units or to withdraw from being a General Partner of the Partnership unless an additional General Partner shall have been admitted hereunder (and not have previously been removed or withdrawn), which such additional General Partner may be deemed admitted effective immediately prior to the Transfer, and is hereby authorized to, and shall, continue the Partnership without dissolution. Except as otherwise provided in Article IX, no admission, substitution, withdrawal or removal of a Partner will cause the dissolution of the Partnership. To the fullest extent permitted by law, any purported admission, withdrawal or removal that is not in accordance with this Agreement shall be null and void.

SECTION 8.06. Admission of Assignees as Substitute Limited Partners. An Assignee will become a substitute Limited Partner only if and when each of the following conditions is satisfied:

(a) the General Partner consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in each case in the General Partner’s sole discretion;

(b) if required by the General Partner, the General Partner receives written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a substitute Limited Partner) that are in a form satisfactory to the General Partner (as determined in its sole discretion);

(c) if required by the General Partner, the General Partner receives an opinion of counsel satisfactory to the General Partner to the effect that such Transfer is in compliance with this Agreement and all applicable laws; and

(d) if required by the General Partner, the parties to the Transfer, or any one of them, pays all of the Partnership’s reasonable expenses connected with such Transfer (including, but not limited to, the reasonable legal and accounting fees of the Partnership).

SECTION 8.07. Withdrawal of Certain Partners. If a Partner ceases to hold any Units, then such Partner shall cease to be a Partner and to have the power to exercise any rights or powers of a Partner in accordance with Section 7.08 or when all of such Partner’s Assignees have been admitted as Partners in accordance with Section 8.02 or Section 8.06.

ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION

SECTION 9.01. No Dissolution. The Partnership shall not be dissolved by the admission of additional Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated and terminated only pursuant to the provisions of this Article IX, and the Partners hereby irrevocably waive to the fullest extent permitted by law any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.

SECTION 9.02. Events Causing Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Dissolution Event”):

(a) the expiration of the term of the Partnership as provided in Section 2.03;

(b) the entry of a decree of judicial dissolution under Section 17-802 of the Act;

(c) at any time there are no limited partners of the Partnership unless the Partnership is continued in accordance with the Act; or

(d) the Incapacity or removal of the General Partner or the occurrence of a Disabling Event with respect to the General Partner; provided, that the Partnership will not be dissolved or required to be wound up in connection with any of the events specified in this Section 9.02(d) if: (i) at the time of the occurrence of such event there is at least one other general partner of the Partnership who is hereby authorized to, and elects to, carry on the business of the Partnership; or (ii) all remaining Limited Partners consent to or ratify the continuation of the business of the Partnership and the appointment of another general partner of the Partnership within 90 days following the occurrence of any such Incapacity or removal effective as of the occurrence of such event, which consent shall be deemed (and if requested each Limited Partner shall provide a written consent for ratification) to have been given for all Limited Partners if the holders of more than two-thirds of the Units then outstanding agree in writing to so continue the business of the Partnership.

SECTION 9.03. Distribution upon Dissolution. Upon dissolution, the Partnership shall not be terminated and shall continue until the winding up of the affairs of the Partnership is completed. Upon the winding up of the Partnership, the General Partner, or any other Person designated by the General Partner (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Partnership and shall, unless the General Partner determines otherwise, liquidate the assets of the Partnership as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:

(a) First, to the satisfaction of debts and liabilities of the Partnership (including satisfaction of all indebtedness to Partners and/or their Affiliates to the extent otherwise permitted by law) including the expenses of liquidation (whether by payment or the making of reasonable provision for payment thereof);

(b) Second, the balance, if any, to the Partners in accordance with Section 4.01(a).

SECTION 9.04. Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.

SECTION 9.05. Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the holders of Units in the manner provided for in this Article IX, and the Certificate shall have been cancelled in the manner required by the Act.

SECTION 9.06. Claims of the Partners. The Partners shall look solely to the Partnership’s assets for the return of their Capital Contributions, and if the assets of the Partnership remaining after payment of or due provision for all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, the Partners shall have no recourse against the Partnership or any other Partner or any other Person. No Partner with a negative balance in such Partner’s Capital Account shall have any obligation to the Partnership or to the other Partners or to any creditor or other Person to restore such negative balance during the existence of the Partnership, upon dissolution or termination of the Partnership or otherwise.

SECTION 9.07. Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 10.02 and Section 11.09 shall survive the termination of the Partnership.

ARTICLE X

LIABILITY AND INDEMNIFICATION

SECTION 10.01. Liability of Partners.

(a) Except as otherwise specifically provided by the Act, no Limited Partner shall be liable for any debt obligation or liability of the Partnership or of any other Partner or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Partner of the Partnership. With respect to any Partnership borrowing in place as of the date hereof or any subsequent refinancing or replacement thereof (but not in excess of such amounts as are in place as of the date hereof), no Partner or related person shall be permitted to guarantee a Partnership borrowing or otherwise bear the “economic risk of loss” that would result in an allocation of such borrowing to such Partner under the principles of Section 752 of the Code, provided, however that it is understood that the General Partner may provide a guarantee with respect to such borrowing secured by a pledge of its assets, which will consist solely of its interest in the Partnership.

(b) Notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the parties hereby agree that each Partner (including the General Partner), shall, to the maximum extent permitted by law, including Section 17-1101(d) of the Act, owe no fiduciary duties to the Partnership, the other Partners or any other Person bound by this Agreement; provided, however, that the Partners (including the General Partner) shall act in accordance with the implied contractual covenant of good faith and fair dealing. Whenever in this Agreement a Partner is permitted or required to take any action or to make a decision, such Partner shall be entitled to take such action or make such decision in its sole discretion, and such Partner shall be entitled to consider, and make its determination based upon, such interests and factors as it desires. No Partner shall have any liability to the Partnership or the other Partners except as provided herein.

(c) The Partners (including without limitation, the General Partner) acting under this Agreement will not be liable to the Partnership or to any other Partner for breach of fiduciary duty for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict or eliminate the duties and liabilities of any Partner (including without limitation, the General Partner) otherwise existing at law or in equity, are agreed by the Partners to modify to that extent such other duties and liabilities of the Partners (including without limitation, the General Partner).

(d) The General Partner may consult with legal counsel, accountants and financial or other advisors and any act or omission suffered or taken by the General Partner on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

(e) Except as set forth herein or in any other written agreement with the Partnership, the Ultimate Parent or any of their respective subsidiaries to which a Partner or its Affiliate is a party or in the organizational documents of the Ultimate Parent, the Partners and their respective Affiliates may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether or not similar to or in competition with the business of the Partnership (and whether or not such engagement or possession would be an actual or potential conflict of interest with the Partnership), and neither the Partnership nor any Partner shall have, by virtue of this Agreement, at law or otherwise, any right in or to such other business ventures or to any ownership or other interest in or the income or profits derived therefrom. Except as set forth herein or in any other written agreement with the Partnership to which a Partner or its Affiliate is a party, the Partners shall not be obligated to present any particular investment or business opportunity to the Partnership or any Partner even if such opportunity is of a character which, if presented to the Partnership or any Partner, could be taken by the Partnership or any Partner, and each of the Partners and their respective Affiliates shall have the right to take for its own account and with others or to recommend to others any such opportunity.

SECTION 10.02. Indemnification.

(a) Indemnification. To the fullest extent permitted by law, the Partnership shall indemnify any Person (and such Person’s heirs, executors or administrators) who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Partnership or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person, or a person for whom such person was the legal representative, is or was a Partner (including without limitation, the General Partner) or a director, officer or agent of a Partner (including without limitation, the General Partner) or the Partnership or, while a director, officer or agent of a Partner (including without limitation, the General Partner) or the Partnership, is or was serving at the request of the Partnership as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals; provided that such person shall not be entitled to indemnification hereunder only to the extent such person’s conduct constituted fraud or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Partnership shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the General Partner.

(b) Advancement of Expenses. To the fullest extent permitted by law, the Partnership shall promptly pay expenses (including attorneys’ fees) incurred by any person described in Section 10.02(a) in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of an undertaking on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified under this Section 10.02 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Partnership shall be required to pay expenses of a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the General Partner.

(c) Unpaid Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Section 10.02 is not paid in full within thirty (30) days after a written claim therefor by any person described in Section 10.02(a) has been received by the Partnership, such person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Partnership shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d) Insurance. To the fullest extent permitted by law, the Partnership may purchase and maintain insurance on behalf of any person described in Section 10.02(a) against any liability asserted against such person, whether or not the Partnership would have the power to indemnify such person against such liability under the provisions of this Section 10.02 or otherwise.

(e) Non-Exclusivity of Rights. The provisions of this Section 10.02 shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 10.02 shall be deemed to be a contract between the Partnership and each person entitled to indemnification under this Section 10.02 (or legal representative thereof) who serves in such capacity at any time while this Section 10.02 and the relevant provisions of applicable law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 10.02 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 10.02 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Partnership Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Partnership that indemnification of any person whom the Partnership is obligated to indemnify pursuant to Section 10.02(a) shall be made to the fullest extent permitted by law.

For purposes of this Section 10.02, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Partnership” shall include any service as a director, officer, employee or agent of the Partnership which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

This Section 10.02 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than persons described in Section 10.02(a).

MISCELLANEOUS

SECTION 11.01. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specification notice given in accordance with this Section 11.02):

(a) If to the Partnership, the General Partner or any Partner other than Sprint, to:

Virgin Mobile USA, L.P.

c/o Virgin Mobile USA, Inc.

10 Independence Boulevard

Warren, NJ 07059

Attention: General Counsel

Telecopy: (908) 607-4017

Confirmation: (908) 607-4078

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:	Alan M. Klein
Joseph H. Kaufman
Telecopy:	(212) 455-2502

(b) If to Sprint, to:

Sprint Nextel Corporation

6200 Sprint Parkway

KSOPHF0302-3B626

Overland Park, Kansas 66251

Attention: Legal

Telecopy: (913) 523-9803

Confirmation: (913) 794-1509

with a copy to (which shall not constitute notice):

Sprint Ventures, Inc.

c/o Sprint Nextel Corporation

6200 Sprint Parkway

KSOPHF0302-3B651

Overland Park, Kansas 66251

Attention: Vice President, Tax

Telecopy: (913) 794-0153

Confirmation: (913) 794-1510

with a copy to (which shall not constitute notice):

King & Spalding LLP

1180 Peachtree St. NE

Atlanta, GA 30309

Attention: James H. Lokey, Jr.

Telecopy: (404) 572-5130

Confirmation: (404) 572-4927

SECTION 11.03. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.

SECTION 11.04. Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

SECTION 11.05. Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.

SECTION 11.06. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.06.

SECTION 11.07. Further Assurances. Each Limited Partner shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

SECTION 11.08. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 11.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

SECTION 11.10. Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the

International Chamber of Commerce shall make the appointment. The arbitrator shall be reasonably selected by the General Partner, shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. Notwithstanding any provision of the Agreement to the contrary, this Section 11.10(a) shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Uniform Arbitration Act (10 Del. C. § 5701 et seq.) (the “Delaware Arbitration Act”). If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Section 11.10(a), including any rules of the American Arbitration Association, shall be invalid or unenforceable under the Delaware Arbitration Act, or other applicable law, such invalidity shall not invalidate all of this Section 11.10(a). In that case, this Section 11.10(a) shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Section 11.10(a) shall be construed to omit such invalid or unenforceable provision.

(b) Notwithstanding the provisions of paragraph (a), the General Partner may bring, or may cause the Partnership to bring, on behalf of the General Partner or the Partnership or on behalf of one or more Partners, an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Partner (i) expressly consents to the application of paragraph (c) of this Section 11.10 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the General Partner as such Partner’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Partner of any such service of process, shall be deemed in every respect effective service of process upon the Partner in any such action or proceeding.

(c)(i) EACH PARTNER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 11.10, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c) (i) of this Section 11.10 and such parties agree not to plead or claim the same.

SECTION 11.11. Expenses. Except as otherwise specified in this Agreement, the Partnership shall be responsible for all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with its operation.

SECTION 11.12. Amendments and Waivers. (a) This Agreement (including the Annexes hereto) may be amended, supplemented, waived or modified by the written consent of the General Partner; provided that no such amendment, supplement, waiver or modification shall adversely affect a Limited Partner’s Units without the written consent of the Limited Partner so affected; provided further, that the General Partner may, without the written consent of any Limited Partner or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (i) any amendment, supplement, waiver or modification that the General Partner determines to be required in order to create, authorize or issue any class or series of equity interest in the Partnership as permitted by, and in accordance with the terms of, this Agreement, provided, however, no such amendment, supplement, waiver or modification shall alter or change the powers, preferences or special rights of Units so as to affect them adversely without the written consent of the Limited Partner so affected; (ii) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement; (iii) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership; (iv) any amendment, supplement, waiver or modification that the General Partner determines to be required to comply with applicable Law; or (v) a change in the Fiscal Year or taxable year of the Partnership; provided further, that Schedule I to this Agreement shall be revised from time to time by the General Partner to reflect the admission of a new Partner, the withdrawal or resignation of a Partner, and the adjustment of the Units resulting from any Transfer or other disposition of a Unit, in each case that is made in accordance with the provisions hereof.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(c) The General Partner may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulation Section 1.83-3(l) (or any similar provision) under which the fair market value of a partnership interest that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Partnership and each of its Partners to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all partnership interests transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(b) and (c), and (iv) any other related amendments.

(d) Except as may be otherwise required by law in connection with the winding-up, liquidation, or dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Partnership’s property.

SECTION 11.13. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, any obligation of the Partners to make Capital Contributions to the Partnership under this Agreement is an agreement only between the Partners and no other person or entity, including the Partnership, shall have any rights to enforce such obligations.

SECTION 11.14. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

SECTION 11.15. Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive the benefit of any rule of Law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

SECTION 11.16. Power of Attorney. Each Limited Partner, by its execution hereof, hereby irrevocably makes, constitutes and appoints the General Partner as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been adopted as herein provided; (b) the original Certificate and all amendments thereto required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Limited Partners have agreed to provide upon a matter receiving the agreed support of Limited Partners) deemed advisable by the General Partner to carry out the provisions of this Agreement and Law or to permit the Partnership to become or to continue as a limited partnership or partnership wherein the Limited Partners have limited liability in each jurisdiction where the Partnership may be doing business; (d) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including, without limitation, the admission of additional Limited Partners or substituted Limited Partners pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the General Partner to effect the liquidation and termination of the Partnership; and (f) all fictitious or assumed name certificates required or permitted (in light of the Partnership’s activities) to be filed on behalf of the Partnership.

SECTION 11.17. Partnership Status. The parties intend to treat the Partnership as a partnership for U.S. federal income tax purposes.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

General Partner:

VMU GP I, LLC

By:
Name:
Title:

Limited Partners:

VIRGIN MOBILE USA, INC.

By:
Name:
Title:

SPRINT VENTURES, INC.

By:
Name:
Title:

BLUEBOTTLE USA HOLDINGS L.P.

By:	Bluebottle USA Investments L.P., its General Partner

By: VMU GP, LLC, its General Partner

By:
Name:
Title:

SCHEDULE I

PARTNERS; PERCENTAGE INTERESTS

Partner	Initial Number of Common Units	Initial Percentage Interest
General Partner(s)

VMU GP I, LLC

Limited Partner(s)

Bluebottle USA Holdings L.P.
Sprint Ventures, Inc.
Virgin Mobile USA, Inc.

SCHEDULE II

CAPITAL BALANCES

Partner(s)	Capital Balance